Exhibit 99.1

Annaly Appoints John Schaefer to the Company's Board of Directors

NEW YORK--(BUSINESS WIRE)--March 18, 2013--Annaly Capital Management, Inc. (NYSE: NLY) (“Annaly” or the “Company”) today announced that John Schaefer has been appointed as a member of the Board of Directors of the Company by the Company's Board of Directors.

Mr. Schaefer has over 30 years financial services experience including serving as a member of the management committee of Morgan Stanley from 1998 through 2005 and as President and Chief Operating Officer of the Global Wealth Management division of Morgan Stanley. Mr. Schaefer retired in February 2006 and from 2008 through 2012 served as a board member and chair of the audit committee of USI Holdings Corporation. Mr. Schaefer has a B.B.A. in Accounting from the University of Notre Dame and an M.B.A. from the Harvard Graduate School of Business.

"On behalf of all Annaly employees and shareholders, I want to thank John Schaefer for making this commitment to our company and welcome him to our board of directors," said Wellington J. Denahan, Annaly's Chairman and Chief Executive Officer. "I believe John's broad financial services experience and strong management background will be a valuable addition to our company."

Annaly’s principal business objective is to generate net income for distribution to shareholders from its investment securities and from dividends it receives from its subsidiaries. Annaly is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”).

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability of mortgage-backed securities for purchase; the availability of financing and, if available, the terms of any financings; changes in the market value of our assets; changes in business conditions and the general economy; our ability to consummate any contemplated investment opportunities; our ability to integrate the commercial mortgage business; risks associated with the businesses of our subsidiaries, including the investment advisory business of our wholly-owned subsidiaries, including: the removal by clients of assets managed, their regulatory requirements, and competition in the investment advisory business; risks associated with the broker-dealer business of our wholly-owned subsidiary; changes in government regulations affecting our business; our ability to maintain our qualification as a REIT for federal income tax purposes; and our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:
Annaly Capital Management, Inc.
Investor Relations, 888-8Annaly
www.annaly.com